UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2015

Westmoreland Coal Company

(Exact name of registrant as specified in its charter)

Delaware	001-11155	23-1128670
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9540 South Maroon Circle, Suite 200

Englewood, Colorado 80112

(Address of principal executive office) (Zip Code)

(855) 922-6463

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 1, 2015, Westmoreland Coal Company, a Delaware corporation (“WCC”) and Westmoreland Resource Partners, LP, a Delaware limited partnership (“WMLP”), entered into a Contribution Agreement (the “Contribution Agreement”) pursuant to which, upon satisfaction or waiver of the conditions set forth in the Contribution Agreement, WCC would make a contribution (the “Contribution”) to WMLP of all of the outstanding equity interests in Westmoreland Kemmerer, LLC, a Delaware limited liability company (formerly Westmoreland Kemmerer, Inc., or “Kemmerer”). Upon closing the Contribution, WMLP would own 100% of the outstanding equity interests in Kemmerer, which owns and operates the Kemmerer Mine in Lincoln County, Wyoming.

The aggregate consideration for the Contribution will be approximately $230 million (the “Contribution Consideration”), to be paid in a combination of $135 million in cash, $20 million in common units and $75 million in a newly established Series A Convertible Units in WMLP (the “Series A Convertible Units”). WCC expects to close the Contribution in the third quarter of 2015. The Contribution is subject to customary representations, warranties and covenants by each of the parties thereto. The parties have also agreed to operate their businesses in the ordinary course until the Contribution is consummated. The closing of the Contribution is conditioned on, among other things, the receipt by WMLP of at least $65 million in net proceeds from an offering of WMLP’s common units. There can be no assurance that the Contribution will be completed within the anticipated timeframe, or at all, or that the anticipated benefits will be realized.

In connection with the entry into the Contribution Agreement and the issuance of the Series A Convertible Units, WMLP agreed to enter into an amendment to its Fourth Amended and Restated Agreement of Limited Partnership (the “Amendment”). The Amendment will establish the terms of the Series A Convertible Units and any additional Series A Convertible Units that may be issued in kind as a distribution (the “Series A PIK Units”), and provides that each Series A Convertible Unit will have the right to share in distributions from WMLP on a pro rata basis with the common units. All or any portion of each distribution payable in respect of the Series A Convertible Units (the “Series A Convertible Unit Distribution”) may, at WMLP’s election, be paid in Series A PIK Units. When issued, the Series A Convertible Units and the Series A PIK Units will convert into common units at the earlier of (i) the first anniversary of the initial issuance of the Series A Convertible Units pursuant to the Contribution Agreement, (ii) the date on which WMLP first makes a regular quarterly cash distribution with respect to any quarter to holders of common units in an amount equal to at least $0.22 per common unit, or (iii) upon a change of control. The Series A Convertible Units will have the same voting rights as if they were outstanding common units of WMLP and will vote together with the WMLP common units as a single class. In addition, the Series A Convertible Units will be entitled to vote as a separate class on any matters that materially adversely affect the rights or preferences of the Series A Convertible Units in relation to other classes of partnership interests or as required by law.

A copy of the Contribution Agreement is filed as Exhibit 2.1 hereto.

Cautionary Note Regarding Forward-Looking Statements.

Forward-looking statements are based on WCC’s current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. WCC’s actual results may differ materially from those contemplated by the forward-looking statements. WCC cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by WCC in this Form 8-K speak only as of this Form 8-K. WCC undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

2.1* Contribution Agreement dated June 1, 2015, by and between Westmoreland Resource Partners, LP and Westmoreland Coal Company.

*	Pursuant to Item 601(b)(2) of Regulation S-K, WCC agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Westmoreland Coal Company

Dated: June 2, 2015	By:	/s/ Kevin A. Paprzycki
		Name:	Kevin A. Paprzycki
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Contribution Agreement dated June 1, 2015, by and between Westmoreland Resource Partners, LP and Westmoreland Coal Company.

*	Pursuant to Item 601(b)(2) of Regulation S-K, WCC agrees to furnish a copy of any omitted schedule to the Securities and Exchange Commission upon request.